Exhibit 99.2

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL ANNOUNCES FISCAL 2007

THIRD QUARTER RESULTS

Revenues Increase 18%, Shapecutting Systems sales

increase 38%

KENT, Wash., March 30, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today reported results for the fiscal 2007 third quarter ended January 31, 2007. For the quarter, Flow reported an 18% increase in consolidated sales to $56.0 million compared to the corresponding year-ago quarter. Net income was $2.0 million, or $0.05 basic and diluted earnings per share.

By comparison, for the corresponding year-ago quarter ended January 31, 2006, Flow reported consolidated sales of $47.5 million and a net loss of $2.3 million, or ($0.07) basic and diluted loss per share. The year-ago quarter was significantly impacted by the effect of stock price appreciation on the Key Executive Retention Program (KERP) of $427,000 and the fair value adjustment of the warrants issued in the Private Investment in Public Equity transaction completed on March 21, 2005 (“PIPE Transaction”) of $2.1 million. In addition, the year-ago results include a $407,000 working capital adjustment to the loss on sale of its discontinued Avure business, which the company sold in October 2005.

“Despite ongoing delays in the next round of aerospace orders and the corresponding impact on revenues and margins, we continue to grow our business profitably at an impressive pace while keeping operating expenses in line,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “Ongoing investments in market development and new product introductions are producing results across a broad range of our existing and emerging markets, and geographies. Our organization is highly flexible and continues to adapt as we introduce new products to a growing range of customers across a wide spectrum.”

Operations Review

For the fiscal 2007 third quarter, compared to the prior-year quarter:

•

System sales grew 20% to $41.9 million, despite a 43% decline from the year-ago quarter in aerospace revenues as a result of the highly publicized cancellation of work on two large aerospace systems. Excluding aerospace, system sales during the quarter increased 38%. As previously announced, the Company expects further aircraft manufacturer delays to curb aerospace sales in the coming quarters.

•

Revenues from aftermarket consumables increased 11% to $14.1 million, as the Company puts more systems in service and increases its share of ongoing spare parts and maintenance work with existing customers. Flow supports more than 75% of its installed base of machines, each of which requires roughly 5% of its original purchase price in spare and consumable parts annually.

•

North America Waterjet sales grew 12% to $28.4 million, as the Company benefits from broadening awareness of its core technology and from increased efforts on marketing and new products. Flow’s 87,000 psi. HyperPressure system, introduced at September 2006’s IMTS show has contributed significantly to this growth. Flow was recently highlighted on the widely distributed Discovery Network cable television series American Chopper, which showcased the stars of Orange County Choppers as they designed and built a customized Flow motorcycle using one of Flow’s AF-Series 5-Axis Waterjet series for 3-dimensional cutting at speeds of up to 400 inches per minute.

•

Sales in Asia increased 36% to $9.8 million on strong semiconductor new system sales, as well as, robust aftermarket sales of consumables and spare parts. As previously noted, the Company expects Asia’s results in the fourth quarter of the year to continue to be adversely affected by the recently completed Asia investigation and the slowdown in the flash memory semiconductor industry.

•

Other International Waterjet sales, consisting of sales in Europe and South America, increased 34% to $13.1 million on strong shapecutting system demand and a weak U.S. dollar relative to the Euro. The Company expects to continue to benefit from its significant investment in its European sales and marketing efforts.

•

Revenues declined 10% to $4.7 million in the Applications segment, which represents sales of automation and robotic waterjet cutting cells and non-waterjet systems primarily to the North American automotive market. The decrease was less than in prior quarters, as the company continues to transition away from the automotive industry, which remains weak, and starts to identify non-automotive demand for its robotic waterjet technologies. Last month, Flow noted that it had received three orders from a U.S. Army supplier for the Company’s first ground transportation composite cutting cell, to be used on Army Humvee parts.

Conference Call

Flow plans to hold a conference call to discuss these results today: Friday, March 30 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). The conference call may be heard by dialing +1-303-262-2130. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11087441. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “may,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Flow International Corporation Form 10-K/A filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that the Company expects further aircraft manufacturer delays to curb aerospace sales, that the Company expects results in the fourth quarter of the year to be affected by the Asia investigation and that investments in European sales and marketing will continue to boost sales. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.